Exhibit 2.1

ACQUISITION AGREEMENT

BY AND BETWEEN

NEWGISTICS, INC.,

CORNERSTONE LOGISTIC SERVICES, INC.,

D/B/A CORNERSTONE SHIPPING SOLUTIONS, INC.

AND

THE HOLDERS OF CORNERSTONE LOGISTIC SERVICES, INC. CAPITAL STOCK

LISTED ON SCHEDULE I HERETO

DATED AS OF DECEMBER 31, 2007

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3.22	Customers and Suppliers	25

3.23	Insurance	25

3.24	Brokers; Finders	25

3.25	Power of Attorney	25

3.26	Investments in Other Persons	25

3.27	Transactions With Affiliates	25

3.28	Disclosure	26

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	26

4.1	Authority	26

4.2	Organization and Qualification	27

4.3	Consents and Approvals	27

4.4	Brokers or Agents	27

4.5	Solvency	27

ARTICLE V	CONDITIONS TO OBLIGATIONS OF THE PARTIES	27

5.1	Obligations of the Parties	27

5.2	Obligations of Purchaser	28

5.3	Obligations of Sellers	29

ARTICLE VI	INDEMNIFICATION	30

6.1	Survival of Representations and Warranties; Indemnification Period	30

6.2	Indemnification by Sellers	30

6.3	Limitation of Sellers’ Liability	31

6.4	Defense of Third Party Claims	31

ARTICLE VII	TAX MATTERS	31

7.1	Section 338(h)(10) Election	31

7.2	Returns; Indemnification; Liability for Taxes	32

7.3	Refunds and Credits	33

7.4	Conduct of Audits and Other Procedural Matters	33

7.5	Assistance and Cooperation	34

ARTICLE VIII	MISCELLANEOUS	35

8.1	Notices	35

8.2	Entire Agreement	36

8.3	Amendment and Waiver	36

8.4	Benefits; Binding Effect; Assignment	36

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8.5	No Third Party Beneficiary	36

8.6	Severability	36

8.7	Expenses	37

8.8	Confidentiality	37

8.9	Counterparts	37

8.10	Remedies Cumulative	37

8.11	Governing Law; Waiver of Jury Trial	38

8.12	Arbitration	38

8.13	Fulfillment of Obligations	38

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of December 31, 2007, is made and entered into by and between Newgistics, Inc., a Delaware corporation (“Purchaser”), Cornerstone Logistic Services, Inc., an Illinois corporation (“CSS” or the “Company”), and the holders of CSS capital stock listed on Schedule I hereto (each, a “Seller,” and collectively, the “Sellers”).

RECITALS

WHEREAS, collectively, the Sellers own all of the outstanding capital stock of CSS (such shares being referred to herein as the “Shares”); and

WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Receivable” means the Company’s accounts receivable, net of an appropriate allowance for doubtful accounts.

“Acquisition Allocation Schedule” has the meaning assigned in Section 7.1.

“Actual Value” has the meaning assigned in Section 2.4(a)(iii)(C).

“Action” or “Proceeding” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

“Affiliate” means any person that is directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

“Agreement” means this Acquisition Agreement, as amended in accordance with the terms hereof.

“Ancillary Agreements” means the Escrow Agreement and the Executive Employment Agreements.

“Balance Sheet” has the meaning assigned in Section 3.6(a).

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of Illinois.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

“Charter Documents” has the meaning assigned in Section 3.2.

“Closing” has the meaning assigned in Section 2.5.

“Closing Balance Sheet” means the balance sheet of the Company as of the Closing Date, prepared in accordance with GAAP.

“Closing Date” has the meaning assigned in Section 2.5.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning assigned in the preface above.

“Company Employee Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, acquisition, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, funded or unfunded, including, but not limited to, any “employee benefit plan” within the meaning of Section 3.3 of ERISA established by the Company or any predecessor or ERISA Affiliate of any of the foregoing which the Company maintains, or to which the Company contributes or has contributed or under which any employee, officer, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Company Intellectual Property” means any and all Intellectual Property, both registered and unregistered, in any jurisdiction worldwide, that is owned in whole or in part by or is subject to any agreement or other obligation to assign or transfer ownership in whole or in part to or exclusively licensed to the Company, and expressly includes, but is not limited to, the Intellectual Property identified by Section 3.15(a) of the Disclosure Schedule, and also includes all other tangible and intangible information or material that is used or currently proposed to be used in the business of the Company as currently conducted or as currently proposed to be conducted.

“Company Tax Returns” has the meaning assigned in Section 7.2(a).

“Company’s Facilities” has the meaning assigned in Section 3.20.

“Contract” means any written or oral contract, agreement or understanding between two or more parties.

“Current Assets” means the Company’s current assets as determined in accordance with GAAP.

“Disclosure Schedule” has the meaning assigned in the forepart of ARTICLE III.

“CSS” has the meaning assigned in the preface above.

“Dollar” or “dollar” or “$” shall each refer to a United States dollar.

“Draft Closing Date Balance Sheet” has the meaning assigned in Section 2.4(a)(i).

“Encumbrance” means any mortgage, pledge, encumbrance, assessment, security interest, lease, lien, adverse claim, levy, charge, option, right of first refusal, restriction of any kind, or any conditional sale contract, title retention contract or other Contract to give any of the foregoing.

“Environmental Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, encumbrance, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind in favor of any Governmental or Regulatory Authority for: (i) any liability under any Environmental Law; or (ii) damages arising from, or costs incurred by such Governmental or Regulatory Authority in response to, a release or threatened release of a Hazardous Material into the environment.

“Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including, without limitation, CERCLA and RCRA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning assigned in Section 3.12(a).

“Escrow Agent” means WELLS FARGO.

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit A hereto among Purchaser, each Seller and the Escrow Agent.

“Escrow Amount” means $700,000.00 in cash.

“Escrow Funds” means the aggregate of the Escrow Amount, plus interest accumulated thereon, as adjusted for any deliveries of such monies made pursuant to the terms of the Escrow Agreement.

“Estimated Net Working Capital” has the meaning assigned in Section 2.3.

“Financial Statement Date” means October 31, 2007.

“Financial Statements” has the meaning assigned in Section 3.6(a).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Material” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“High Value” has the meaning assigned in Section 2.4(a)(iii)(B).

“Indebtedness” of any person means all obligations of such person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other person.

“Initial Cash Consideration” has the meaning assigned in Section 2.2.

“Intellectual Property” means any and all of the following and all rights in, arising out of, or associated therewith throughout the world including any registrations or applications therefor: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, schematics, technology, process and manufacturing information, research and development data, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto; (iv) all United States and foreign mask works, mask work registrations and applications therefor; (v) all United States and foreign industrial designs and any registrations and applications therefor; (vi) all United States and foreign trade names, logos, slogans, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) all databases and data collections and all rights therein; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Internet addresses, sites (and all content contained therein) and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all documentation related to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of any Seller” shall mean, where any representation or warranty contained in this Agreement is expressly qualified by reference to the Knowledge of any Seller, each such Seller confirms that such Seller has made reasonable inquiry as to the matters that are the subject of such representations and warranty. Each such Seller shall be deemed to have knowledge of a particular fact or other matter if such Seller has, or at any time had, knowledge of such fact or other matter.

“Lease Indemnification Agreement” means the Lease Indemnification Agreement substantially in the form of Exhibit E hereto among Purchaser and each Seller.

“Liabilities” means all Indebtedness, obligations and other liabilities of a person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, or whether due or that may become due). Liabilities shall include accounts payable, accrued liabilities, other liabilities, revolving credit line loan and deferred revenue.

“Lien” means any mortgage, lien, pledge, charge, encumbrance or other security interest.

“Loss” or “Losses” means any and all damages, diminution in value, fines, penalties, deficiencies, losses, judgments, costs and expenses (including interest, court costs, fees of attorneys, accountants and other experts) with respect to any breach, claim, default or assessment.

“Low Value” has the meaning assigned in Section 2.4(a)(iii)(A).

“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, properties, operations or results of operations of the Company.

“Net Working Capita/” means the Company’s Current Assets minus total Liabilities (except that there shall be no adjustment for any lease, whether for real property or tangible personal property; leases are not considered Liabilities for purposes of this computation) immediately as of the Closing as determined in accordance with GAAP and shown on the Closing Date Balance Sheet.

“NWC Target” means $331,441.73.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Company in the operation of its business.

“Permits and/or Approvals” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

“Pre-Closing Period” has the meaning assigned in Section 7.2(a).

“Purchase Price” has the meaning assigned in Section 2.2.

“Purchaser” has the meaning assigned in the first paragraph of this Agreement.

“Purchaser Indemnified Parties” has the meaning assigned in Section 6.2.

“Purchaser Losses” has the meaning assigned in Section 6.2.

“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“SEC” means the U. S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” has the meaning assigned in the first paragraph of this Agreement.

“Shares” has the meaning assigned in the recitals of this Agreement.

“Straddle Period” has the meaning assigned in Section 7.2(a).

“Subsidiary” means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50% or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).

“Tax Proceedings” has the meaning assigned in Section 7.4.

“Tax Returns” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including combined or consolidated returns for any group of entities that includes the Company.

“Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including but not limited to all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by a governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

“Third Party” means any person (including, but not limited to, a Governmental or Regulatory Authority) not an Affiliate of the other referenced person or persons.

“Third Party Claim” has the meaning assigned in Section 6.4(b).

“Threshold” has the meaning assigned in Section 6.3(b).

(b) Construction. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the phrase “ordinary course of business” refers to the business of the Company; (vi) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation;” (vii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (viii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (ix) any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect and limitations of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

SALE OF SHARES AND CLOSING

2.1 Purchase and Sale. Each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, all of the right, title and interest of such Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.2 Purchase Price. Subject to adjustment pursuant to Section 2.4, the aggregate purchase price (“Purchase Price”) for the Shares shall be $7,000,000.00 minus, if the Estimated Net Working Capital is less than the NWC Target, the amount by which Estimated Net Working Capital is less than the NWC Target, or plus, if the Estimated Net Working Capital is greater than the NWC Target, the amount by which Estimated Net Working Capital is greater than the NWC Target (collectively, “Initial Cash Consideration”) in cash.

2.3 Estimated Net Working Capital. Three days prior to the Closing Date, Seller shall prepare and deliver to Purchaser an estimated balance sheet (the “Estimated Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date, upon which Seller shall include Seller’s calculation of the estimated Net Working Capital. Seller shall prepare the Estimated Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year- end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Estimated Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent reviewed balance sheet included within the Financial Statements. If Purchaser approves the Estimated Closing Date Balance Sheet in writing, then Seller’s calculation of the estimated Net Working Capital shall be deemed the “Estimated Net Working Capital.” If Purchaser and Seller agree in writing upon a different estimated Net Working Capital, such agreed upon amount shall be “Estimated Net Working Capital.” Purchaser’s consent to the Estimated Closing Date Balance Sheet or agreement upon Estimated Net Working Capital shall not have any precedential value with respect to the Net Working Capital to be determined pursuant to Section 2.4. All calculations relating to the Estimated, Draft or actual Closing Date Balance Sheet under this Agreement shall be made on a pro forma basis without giving effect to the consummation of the transactions contemplated by this Agreement.

2.4 Post-Closing Adjustment.

(a) Preparation of Closing Date Balance Sheet.

(i) Within 60 days after the Closing Date, Purchaser will prepare and deliver to Seller a draft balance sheet (the “Draft Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date, upon which Purchaser shall include Purchaser’s calculation of the Net Working Capital. Purchaser will prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent reviewed balance sheet included within the Financial Statements.

(ii) If Seller has any objections to the Draft Closing Date Balance Sheet, Seller shall deliver a detailed statement describing such objections to Purchaser within 30 days after receiving the Draft Closing Date Balance Sheet. Purchaser and Seller shall use reasonable efforts to resolve any such objections themselves. If Purchaser and Seller do not obtain a final resolution within 30 days after Purchaser has received the statement of objections, however, Purchaser and Seller shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties. Purchaser shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(a)(ii). The “Closing Date Balance Sheet” shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2.4(a)(ii).

(iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.4(a)(ii) above, Purchaser and Seller shall share responsibility for the fees and expenses of the accounting firm as follows:

(A) if the accounting firm resolves all of the remaining objections in favor of Purchaser (the Net Working Capital so determined is referred to herein as the “Low Value”), Seller shall be responsible for all of the fees and expenses of the accounting firm;

(B) if the accounting firm resolves all of the remaining objections in favor of Seller (the Net Working Capital so determined is referred to herein as the “High Value”), Purchaser shall be responsible for all of the fees and expenses of the accounting firm; and

(C) if the accounting firm resolves some of the remaining objections in favor of Purchaser and some objections in favor of Seller (the Net Working Capital so determined is referred to herein as the “Actual Value”), Seller shall be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Purchaser shall be responsible for the remainder of the fees and expenses.

(iv) Purchaser will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to Seller and Seller’s accountant and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by Seller of the Draft Closing Date Balance Sheet, and (B) the resolution by Seller and Purchaser of any objections thereto.

(b) Purchase Price Adjustment based on Net Working Capital.

(i) If Estimated Net Working Capital is greater than the Net Working Capital, then Seller shall pay to Purchaser an amount equal to the amount by which Estimated Net Working Capital is greater than the Net Working Capital.

(ii) If Estimated Net Working Capital is less than the Net Working Capital, then Purchaser shall pay to Seller an amount equal to the amount by which Estimated Net Working Capital is less than the Net Working Capital.

(c) All payments pursuant to Section 2.4(b) shall be made by wire transfer or delivery of other immediately available funds within three business days after the date on which the Net Working Capital finally is determined pursuant to Section 2.4(a) above. Such payment shall be treated as an adjustment to the Purchase Price.

2.5 Closing. The closing of the purchase and sale of the Shares (the “Closing”) will take place at the offices of DLA Piper US LLP, 1221 South MoPac Expressway, Suite 400, Austin, Texas 78746, or at such other place as Purchaser and Seller mutually agree in writing, at 10 a.m. local time on the second Business Day after the day on which the last of the closing conditions set forth in ARTICLE V has been satisfied or waived, or such other date as Purchaser and Seller mutually agree upon in writing (the “Closing Date”). Simultaneously with the Closing, the following will occur: (a) Purchaser will pay the Initial Cash Consideration, less the Escrow Amount, by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller not less than two Business Days prior to the Closing Date and (b) Seller will assign and transfer or will cause to be assigned and transferred to Purchaser good and valid title in and to the Shares, free and clear of all Encumbrances (other than Encumbrances created or suffered to exist by Purchaser), by delivering or causing to be delivered to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank and in forms satisfactory to Purchaser. At the Closing, there shall also be delivered to Seller and Purchaser the certificates and other documents and instruments to be delivered pursuant to ARTICLE V. The Escrow Amount so deducted from the Initial Cash Consideration will be deposited into escrow and held pursuant to the terms and conditions of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

AND SELLERS

Each Seller, jointly and severally, represents and warrants to Purchaser that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made as of the Closing and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III), except as disclosed in the document entitled Disclosure Schedule of even date herewith delivered by Seller to Purchaser on the date hereof and initialed by Purchaser and Seller (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III, and the disclosure in any such numbered and lettered section of the Disclosure Schedule shall qualify only the corresponding subsection in this ARTICLE III (except to the extent disclosure in any numbered and lettered section of the Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Disclosure Schedule). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself).

3.1 Authority. Seller has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Ancillary Agreements, such Ancillary Agreements will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3.2 Corporate Existence of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to conduct its business as now conducted and as proposed to be conducted, and to own, use and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct of its business makes such qualification, licensing or admission necessary. The Company has delivered a true and correct copy of the articles of incorporation and bylaws or other charter documents, as applicable, of the Company, each as amended to date. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws or equivalent organizational documents. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. Collectively, the Sellers hold of record and beneficially own all of the outstanding shares of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of the Company or that could require the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or ownership interest in, or has any right to acquire, directly or indirectly, any direct or indirect equity participation or ownership interest in any corporation, partnership, trust, or other business association other than the Company.

3.3 Capital Stock. The authorized capital stock of the Company consists of 100,000 shares of common stock, of which 20,000 are issued and outstanding (the “CSS Common Stock”). All of the CSS Common Stock is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Shares represent all of the CSS Common Stock and are held of record and beneficially solely by the Sellers. There are no outstanding options, warrants or other rights to purchase shares of the capital stock of CSS or any securities exchangeable or convertible into or exercisable for shares of the capital stock of CSS. There are no voting trusts or other agreements or understandings to which the Company or Seller is a party with respect to the capital stock of CSS. Each Seller has good and valid title to the Shares being sold by Seller, beneficially and of record, free and clear of all Encumbrances, and has the sole right to transfer the Shares to Purchaser. At the Closing, the Shares shall constitute all of the issued and outstanding capital stock of the Company, and as a result of this Agreement, Purchaser shall be the record and beneficial owner of all capital stock of the Company, free of all Encumbrances. Neither the Sellers nor the Company is a party to, or bound by, any agreement, instrument or understanding restricting or contemplating the restriction of the transfer of any of the Shares. There are no voting trusts or other agreements or understandings to which Seller or the Company is a party with respect to the voting, purchase or sale of the capital stock of the Company. All shares of the Common Stock of the Company and rights to acquire the Common Stock of the Company were issued in compliance with applicable federal and state securities laws. The Company does not have any subsidiaries.

3.4 No Conflicts. The execution and delivery by Seller and Company of this Agreement does not, and the execution and delivery by Seller of the Ancillary Agreements, the performance by Seller of Seller’s obligations under this Agreement and the Ancillary Agreements, the performance by Company of Company’s obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any law or Order applicable to Seller, the Company, or any of their respective assets and properties; or (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon Seller, the Company or any of their respective assets and properties under any agreement to which Seller or the Company is a party or by which any of their respective assets or properties is bound.

3.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or the Company is required in connection with the due execution, delivery or performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or the continuation by the Company of its business as presently conducted as a consequence of the Closing.

3.6 Financial Statements and Condition; Absence of Changes.

(a) Schedule 3.6(a) of the Disclosure Schedule sets forth copies of the Company’s unaudited balance sheet as of the Financial Statement Date (the “Balance Sheet”), income and cash flow statements for the ten-month period then ended, and the Company’s reviewed balance sheet as of December 31, 2006, income and cash flow statements for the twelve month period then ended (collectively, the “Financial Statements”). Except as set forth on Section 3.6(a) of the Disclosure Schedule or as set forth in the notes to the Financial Statements, the Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby.

(b) The Company has no Liabilities, except for (i) Liabilities set forth on the face of the Balance Sheet (or which are disclosed in the footnotes thereto), (ii) Liabilities which have arisen after the Financial Statement Date in the ordinary course of business and which are not required to be disclosed pursuant to the terms of Section 3.6(d) hereof and (iii) payment or performance obligations arising out of contracts and agreements to which the Company is a party and which are disclosed pursuant to Section 3.17 hereof or are not required to be disclosed pursuant to the terms of Section 3.17 hereof.

(c) The Company maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not party to or otherwise involved in any off-balance sheet arrangements.

(d) Since the Financial Statement Date:

(i) the Company has not (i) amended, or agreed to amend, its charter (or comparable instrument), (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person, or (iii) except as reasonably required in connection with the transactions contemplated by this Agreement or as described elsewhere in this Agreement, changed, or agreed to change, in any material manner the character of its business;

(ii) the Company has conducted its business only in the usual and ordinary course and in accordance with past practices;

(iii) there has been no change (or series of changes, casualty or otherwise) in the business, condition (financial or otherwise), results of operations, assets, Liabilities or earnings of the Company, other than changes arising in the ordinary course of business consistent with past practice and experience, none of which changes, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

(iv) the Company has not made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any business of its employees, nor has the Company made any accrual for or commitment or agreement to make or pay the same, nor any payment or commitment to pay any severance or termination pay to any of its employees;

(v) the Company has not suffered any strike or other labor trouble, and the Company has not entered into any agreement or negotiation with any labor union or other collective bargaining representative of its employees;

(vi) there has been no change or, to the Knowledge of any Seller, any threat of any change, in any of the Company’s relations with, or any loss of or, to the Knowledge of any Seller, threat of loss of, any of the suppliers or customers of its business;

(vii) there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to the Company;

(viii) the Company has not waived, or agreed to waive, any right of material value with respect to the Company, or any of its assets or properties;

(ix) the Company has not changed, or agreed to change, any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies or practices;

(x) except in the ordinary course of business or as otherwise permitted or required by this Agreement, the Company has not (i) entered into, or agreed to enter into, any lease (as lessor or lessee) or any license (as licensee or licensor) on behalf of the Company, (ii) sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of the assets or properties of the Company; or (iii) waived or relinquished any other right of value;

(xi) neither Seller nor the Company has granted or suffered, or agreed to grant or suffer, any Encumbrance on any assets or stock of the Company;

(xii) except as provided herein, the Company has not entered into or amended, or agreed to enter into or amend, any contract or other agreement by or to which the Company is bound or subject, pursuant to which it agrees to indemnify any party on behalf of the Company or pursuant to which it agrees to refrain from competing with any party;

(xiii) the Company has not, except in the ordinary course of business, incurred or assumed, or agreed to incur or assume, any Liability (whether or not currently due and payable);

(xiv) the Company has not terminated, or agreed to terminate, or failed to renew or received any written threat to terminate or fail to renew, any Contract, license or Permit and/or Approval;

(xv) no pre-existing or continuing Environmental Encumbrances which would be required to be reflected on the balance sheet of the Company have arisen; and

(xvi) the Company has not entered into, or agreed to enter into, any transaction out of the ordinary course of business or where the same could reasonably be expected to have a Material Adverse Effect.

3.7 Taxes. The Company has filed or caused to be filed all Tax Returns required to be filed under applicable law, and such Tax Returns are true and correct in all material respects. The Company has, within the time and in the manner prescribed by law, paid directly or indirectly (and until the Closing will pay directly or indirectly within the time and in the manner prescribed by law) all Taxes that are due and payable. To the Knowledge of any Seller, except as set forth on Section 3.7 of the Disclosure Schedule, no examination of any Tax Return is underway as of the date of this Agreement. There are no outstanding (a) powers of attorney granted by the Company concerning any Tax matter, (b) agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company, (c) agreements entered into with any taxing authority that would have a material and continuing effect on the Company after the Closing Date, or (d) Encumbrances (and immediately following the Closing Date there will be no Encumbrances) on the assets of the Company relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for the Taxes of any other person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Seller nor the Company has been notified of any request for an audit or other examination of any Tax Return of the Company. The Company has no liabilities for unpaid Taxes which have not been accrued or reserved against in accordance with GAAP on the Company’s financial statements, whether asserted or unasserted, contingent or otherwise. Neither the Company nor the Seller has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance on the assets of the Company. None of the Company’s assets are treated as “tax- exempt use property”, within the meaning of Section 168(h) of the Code. The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code. Sellers are the beneficial owners of the CSS Common Stock for U.S. federal income tax purposes. The Company has withheld and paid over all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, and has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes. The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “tax shelter” as defined in Code Sections 6662, 6011, 6111 or 6112. The Company has not entered into any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b). The Company has not been a distributing corporation or a controlled corporation in a transaction described in Code Section 355(a). The Company is a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, as well as for any state or local income tax purposes, and the Company will be an S corporation up to and including the Closing Date ((assuming that Purchaser will make a Section 338(h)(10) Election (as defined in Section 7.1 below)) and accordingly the provisions of Sections 280G and 4999 of the Code are not applicable to the Company. The Company does not have any subsidiaries. Each “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party has been operated in “good faith” compliance with Section 409A of the Code and applicable guidance promulgated thereunder. The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the

Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by a Section 338(h)(10) Election, if made. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any; (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 203 A of the Code); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

3.8 Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending against the Company, its business, assets and properties, or any of its officers and directors, in their capacities as such. To the Knowledge of any Seller, there are no claims, Actions or Proceedings threatened against the Company or its business, assets or properties. To the Knowledge of any Seller, no employee has filed a complaint with any Governmental or Regulatory Authority pertaining to labor or employment matters.

3.9 Compliance With Laws and Orders. The Company is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, Orders, judgments or Permits and/or Approvals, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation regarding the conduct of its business or the ownership or operation of its business.

3.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

3.11 Employees. Section 3.11 of the Disclosure Schedule lists all Contracts providing for a commitment of employment or consulting services (and provides a description of all such oral agreements) to which the Company is a party which either (i) contain severance, bonus or other provisions triggered by the Closing or (ii) contain obligations continuing beyond the Closing Date, and true, correct and complete copies of all such written agreements have been delivered to Purchaser. In addition, Section 3.11 of the Disclosure Schedule identifies all current employees and consultants of the Company, including, without limitation, all officers of the Company, and describes the job title of and compensation (including, without limitation, salary, bonuses and perks) payable to, each such individual. None of such employees has indicated to the Company a present intention to resign or retire, and the Company does not have a present intention to terminate the employment of any of them. No employee of the Company is in violation of any term of any employment contract or other contract or agreement relating to the relationship of any such employee with the Company or any other party (including prior employers) because of the nature of the business now conducted or now proposed to be conducted by the Company. There is no strike, labor dispute or union organization activities pending or, to the Knowledge of any Seller, threatened, involving the Company, or its employees. With respect to all Company employees in the United States, the Company has obtained documentation within the initial three days of employment of each employee’s identity and eligibility to work in the United States, and no such employees will lose their eligibility to work in the United States for the period of one year following the Closing Date. Section 3.11 of the Disclosure Schedule identifies each of the Company’s employees in the United States whose eligibility to work in the United States exists pursuant to an issued work permit or visa, and describes the current status of each such individual’s immigration status. The Company has taken, and will have taken at all times prior to the Closing Date, all steps to perfect each such employee’s immigration status. The Company is in compliance with all applicable United States and foreign immigration laws with respect to their employees.

3.12 Company Employee Benefit Plans.

(a) Section 3.12 of the Disclosure Schedule contains a complete and accurate list of each Company Employee Plan established, sponsored or maintained by the Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any person who performs or who has performed services for Company or with respect to which Company or ERISA Affiliate has or may have any liability or obligation. There has been no amendment to, written interpretation or announcement by Company or ERISA Affiliate which would increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan.

(b) Documents. The Company has furnished to Purchaser: (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications, including without limitation any notice required under Section 4980F of the Code and Section 204(h) of ERISA, material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any ERISA Affiliate, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company

Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) all HIPAA policies and procedures, privacy notices and business associate agreements to the extent required under HIPAA and (xiv) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(c) Compliance. To the Knowledge of any Seller and the Company: (i) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) which are applicable to it, and Company or ERISA Affiliate have performed all obligations required to be performed by them under, are not in default under or violation of and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (ii) each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either obtained from the IRS a favorable determination, opinion advisory or notification letter, as applicable, to its qualified status under the Code or has applied to, but has not yet received a response from, the IRS for such a determination letter, if applicable, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and nothing has occurred since the issuance of such letter which could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code; (iii) there has been no “prohibited transaction,” within the meaning of Section 4975 of the Code and Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, with respect to any Company Employee Plan; (iv) neither Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all contributions and other payments required to be made by Company or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions and payments to each Company Employee Plan as applicable for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) each Company Employee Plan subject to ERISA, has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; and (viii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of any Seller is threatened or reasonably anticipated, against or with respect to any such Company Employee Plan, including any audit, inquiry or proceeding by the IRS, United States Department of Labor or any other governmental entity.

(d) No Title IV, Multiemployer or Multiple Employer Plan. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligation or liability (including without limitation, contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code. Neither Company nor any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) No Self-Insured Company Employee Plan. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits.

(g) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Company Employee Plan, to the Knowledge of any Seller, Company has complied with the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, HIPAA, the Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees. To the extent required under HIPAA and the regulations issued thereunder, Company and each ERISA Affiliate has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Company nor any ERISA Affiliate has any unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, the HIPAA, or any state law governing health care coverage extension or continuation.

(h) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider (other than full or partial vesting as a result of the actions required under the Agreement), (iii) materially increase any benefits otherwise payable by the Company or an ERISA Affiliate, or (iv) result in any forgiveness of indebtedness. There is no agreement, plan, arrangement or other contract by which Company or any ERISA Affiliate is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Purchaser or the Company (other than ordinary administration expenses typically incurred in a termination event).

3.13 Real Property.

(a) Section 3.13(a) of the Disclosure Schedule contains a list of (i) each parcel of real property owned by the Company, (ii) each parcel of real property leased by the Company (as lessor or lessee), and (iii) all Encumbrances on any parcel of real property referred to in clause (i).

(b) The Company has, and at the Closing will have, good and marketable title to each parcel of real property described in clause (i) of paragraph (a) above, free and clear of any Encumbrances, and has and will have valid and subsisting leasehold estates in the real properties otherwise leased by Company as lessee under leases referred to in clause (ii) of paragraph (a) above free and clear of Encumbrances. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, and no default has occurred, nor has there occurred any event which with notice, the passage of time, or both, would constitute a default under such lease.

(c) To the Knowledge of any Seller: (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any such real property as could, either individually or in the aggregate, have a material effect on the use, development, occupancy or operation thereof as presently contemplated, (ii) there are no natural or artificial conditions upon any such real property or any other facts or conditions which could, in the aggregate, have a material effect on the transferability, financeability, ownership, leasing, use, development, occupancy or operation of any such real property, (iii) there are no parties in possession of any portion of any such real property, whether as tenants, trespassers or otherwise, except the Company, (iv) there are no pending or, to the Knowledge of any Seller, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any material assessment against any such real property, and (v) all utilities required for the conduct of the business as presently conducted are installed and legally available for use at such real property upon payment at market rate consumption charges.

3.14 Tangible Personal Property. Except as set forth on Section 3.14 of the Disclosure Schedule, the Company has (i) good title to all of the material tangible personal property and assets that are used in the operation of its business that it owns or purports to own, and (ii) valid leasehold interests in all leases of material tangible personal property that it leases or purports to lease, in each case free and clear of any Liens. The Company enjoy peaceful and undisturbed possession under all of such leases of personal property under which they are operating. Except as set forth on Section 3.14 of the Disclosure Schedule, there are no existing defaults, or events that with the passage of time or the giving of notice, or both, would constitute defaults by the Company thereunder or by any other party to any such lease, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, and (ii) defaults that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.15 Intellectual Property Rights.

(a) Section 3.15 of the Disclosure Schedule contains an accurate list all material Company Intellectual Property.

(i) Each item of Company Intellectual Property is free and clear of any Encumbrances;

(ii) the Company is the owner of all right, title and interest in or is the exclusive licensee of all Company Intellectual Property;

(iii) the Company is the owner of all right, title and interest in, and has good title to, (a) all trademarks, service marks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company, (b) all copyrighted works that are or are part of Company products, (c) all patents and patent applications of the Company Intellectual Property, and (d) other works of authorship and inventions that the Company otherwise purports to own;

(iv) the Company has not transferred ownership of any right, title or interest in, or granted any license under or right to use or authorized the retention of any rights to use, any Intellectual Property that is or was Company Intellectual Property, to any other person or entity;

(v) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Company in any Company Intellectual Property;

(vi) the consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any license, contract or agreement to which Company is a party respecting any Intellectual Property;

(vii) the operation of the business of the Company does not infringe or misappropriate any Intellectual Property of any person or entity, violate the rights of any person or entity, or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person or entity claiming that such operation or any act, product, process, technology or service (including products, processes, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property of any person or entity or constitutes unfair competition or trade practices under the laws of any jurisdiction or any claim challenging the ownership, validity or effectiveness of any of the Company Intellectual Property (nor is Seller or the Company aware of any basis therefor);

(viii) to the Knowledge of any Seller, there are no contracts, licenses or agreements” between the Company and any other person or entity with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder;

(ix) to the Knowledge of any Seller, no person or entity (including any employee or former employee of Company) is infringing, misusing or misappropriating any Company Intellectual Property, and neither Seller nor the Company has received any communication alleging that they have violated, or by conducting their businesses as proposed, would violate, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party;

(x) no Company Intellectual Property or product, process, technology or service of the Company is subject to any proceeding, lawsuit or action or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the manufacture, use, sale, transfer or licensing by the Company of Company Intellectual Property or any product, process, technology or service of the Company or may affect the validity, use or enforceability of such Company Intellectual Property, and there are no claims challenging or questioning the validity or effectiveness of any license or agreement relating to any Company Intellectual Property;

(xi) the Company has not entered into any agreement or offered to indemnify any other person or entity against any charge of infringement with respect to any Company Intellectual Property;

(xii) the Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to, any Company Intellectual Property; and

(xiii) the ownership of the Company by Purchaser upon the Closing will not result in the granting by Purchaser of any Intellectual Property rights of Purchaser (other than Company Intellectual Property rights) to any person or entity.

(b) In each case in which the Company has acquired any Company Intellectual Property rights from any person, it has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Company Intellectual Property (including the right to seek past and future damages with respect thereto) to it and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

3.16 Privacy Policies. The Company, and its employees, have (i) complied at all times with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals; (ii) complied with Company’s privacy policy substantially in the form provided to Purchaser or its counsel with respect to personally identifiable information; and (iii) taken all appropriate and industry standard measures to protect and maintain the confidential nature of any personally identifiable information that Company has collected or otherwise acquired.

3.17 Contracts.

(a) Section 3.17(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a list of each of the following Contracts to which the Company is a party or by which any of its assets and properties is bound as of the date of this Agreement:

(i) all Contracts (excluding Company Employee Plans) providing for a commitment of employment or consulting services;

(ii) all Contracts with any person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any person or prohibiting or limiting the ability of any person to compete with the Company;

(iii) all partnership or joint venture agreements;

(iv) all Contracts relating to Indebtedness;

(v) all Contracts providing for (A) the future disposition or acquisition of any assets and properties, other than dispositions or acquisitions in the ordinary course of business, or (B) any merger or other business combination;

(vi) all Contracts between or among the Company, on the one hand, and Seller or any Affiliate of Seller;

(vii) all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of, or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages, or to engage in any merger or other business combination, or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(viii) in collective bargaining agreements;

(ix) all licensing agreements (other than licenses associated with off- the-shelf software); and

(x) all other Contracts that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $10,000.00 and (B) cannot be terminated within 180 days after giving notice of termination without resulting in any cost or penalty to the Company.

(b) Seller has previously delivered to Purchaser a true, correct and complete copy of each written Contract listed in Section 3.17(a) of the Disclosure Schedule, (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.17(a) of the Disclosure Schedule; each such Contract constitutes the entire agreement between the Company, on the one hand, and the other party(ies) to such Contract, on the other hand; no such Contract has been modified or amended in any respect; and no party has repudiated any provision of any Contract. Each Contract disclosed in Section 3.17(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and neither the Company, to the Knowledge of any Seller, nor any other party to such Contract is in violation of or default under any such Contract (or with notice or lapse of time or both, would be in violation of or material default under any such Contract).

(c) No party to any Contract has communicated to Seller or the Company any intention to cancel, withdraw, modify or amend such contract.

3.18 Permits and/or Approvals. The Company has or will have applied for all Permits and/or Approvals required for the conduct of the business of the Company as presently conducted and for the ownership, leasing, use, development, occupancy and operation of its assets and properties. Each such Permit and/or Approval is valid, binding and in full force and effect, and the status of such Permit and/or Approval will not be affected by the Closing. To the Knowledge of any Seller, the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit and/or Approval.

3.19 Minute Books. The minute books of the Company provided to Purchaser contain a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation or organization, as applicable, of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.20 Environmental Matters. To the Knowledge of any Seller, the Company is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company at any time (collectively, “Company’s Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Company’s Facilities that may or will give rise to liability of the Company under Environmental Laws. To the Knowledge of any Seller, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Company’s Facilities. To the Knowledge of any Seller, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Company’s Facilities. To the Knowledge of any Seller, no Company employee or other person has claimed that the Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against the Company, or, to the Knowledge of any Seller, threatened against the Company, with respect to Hazardous Materials or Environmental Laws; and the Company is not aware of any facts or circumstances that could form the basis for assertion of a claim against the Company or that could form the basis for liability of the Company, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.21 Accounts Receivable. Subject to any allowances set forth in the Company’s Balance Sheet, the accounts receivable shown in the Balance Sheet, (i) arose in the ordinary course of business; (ii) were not, as of the Financials Statement Date, subject to any discount, contingency, claim of offset or recoupment or counterclaim; and (iii) represented, as of the Financials Statement Date, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company arising after the Financials Statement Date through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any discount, contingency, claim of offset or recoupment or counterclaim, except for normal allowances consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Balance Sheet is believed sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the Balance Sheet.

3.22 Customers and Suppliers. As of the date hereof, no customer that individually accounted for more than 5% of the Company’s gross revenues during the 12-month period preceding the date hereof and no supplier of the Company that individually accounted for more than 5% of the Company’s purchases during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or has at any time on or after the Financial Statement Date.

3.23 Insurance. The Company has delivered to Purchaser copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date of this Agreement and such policies are sufficient to meet the Company’s existing legal and contractual obligations. With respect to each such insurance policy, to the Knowledge of any Seller: (A) the policy is legal, valid, binding, enforceable and in full force and effect in all respects and there has been no notice of cancellation or nonrenewal of the policy received; (B) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Section 3.23 of the Disclosure Schedule describes all insurance policies and any self-insurance arrangements presently maintained by, or for the benefit of, the Company as of the date of this Agreement.

3.24 Brokers; Finders. No broker, investment bank, financial advisor or other person or entity, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon the arrangements made by or on behalf of Seller or the Company.

3.25 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.26 Investments in Other Persons. The Company has no Subsidiaries nor any direct or indirect equity interest by stock ownership or otherwise in any other Person.

3.27 Transactions With Affiliates. Except as set forth on Section 3.27 of the Disclosure Schedule and except for (a) normal advances to employees consistent with past practice, (b) payment of compensation for employment to employees consistent with past practice, and (c) participation in any benefit plan by employees, during the one year preceding the date of this Agreement, the Company has not purchased, acquired or leased any property, goods or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with any officer, director or stockholder or Affiliate of the Company. Except as set forth on Section 3.27 of the Disclosure Schedule, no officer, director, stockholder or Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Person for money borrowed or other loans or advances (except for normal advances to employees in the Ordinary Course of Business aggregating less than $5,000.00 at Closing).

3.28 Disclosure. No representation or warranty made by Seller or the Company in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PURCHASER

To induce Sellers to enter into this Agreement, Purchaser represents and warrants to Seller and the Company that the following are true and correct on the date hereof and will be true and correct as of the Closing Date:

4.1 Authority.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Purchaser and do not and will not conflict with, result in a default of, constitute a , default under, or create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under, (i) any provision of the Organizational Documents or other organizational documents of Purchaser, (ii) any laws, rules or regulations to which Purchaser or any of its assets may be subject, or (iii) any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

(b) Purchaser has full power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Purchaser and is, and each Ancillary Agreement contemplated hereby when executed and delivered will be, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

4.2 Organization and Qualification. Purchaser is a corporation lawfully existing and in good standing under the law of the State of Delaware with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by Purchaser.

4.3 Consents and Approvals. No consent, authorization, order, or approval of or filing with any Governmental Authority or other entity or person is required for the execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement, except for any which, if not obtained, would not reasonably be expected to result in a material adverse effect on Purchaser.

4.4 Brokers or Agents. No broker, investment bank, financial advisor or other person or entity, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon the arrangements made by or on behalf of Purchaser.

4.5 Solvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Purchaser is pending or, to the Knowledge of Purchaser, threatened. Purchaser has not taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF THE PARTIES

5.1 Obligations of the Parties. The obligations of the parties to consummate the purchase and sale of the Shares pursuant to ARTICLE II are subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a) Orders and Laws. There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be and remain in effect.

(c) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit each Seller and Purchaser to perform their obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated.

5.2 Obligations of Purchaser. The obligations of Purchaser to purchase the Shares pursuant to ARTICLE II are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a) Representations and Warranties. The representations and warranties made by the Company and each Seller in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b) Performance. The Company and each Seller shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Company and each such Seller at or before the Closing.

(c) Officers’ Certificates. The Company shall have delivered to Purchaser (i) a certificate, dated as of the Closing Date and executed by the President of the Company certifying to the satisfaction of the conditions set forth in Sections 5.2(a) and 5.2(b) and (ii) a certificate, dated as of the Closing Date and executed by the Secretary of the Company, certifying as to the truth and accuracy of, and attaching copies of the certificate or articles of incorporation and bylaws of the Company.

(d) Third Party Consents and Releases. The consents (or, in lieu thereof, waivers), including, but not limited to, any releases and/or substitutions of guarantees or letters of credit relating to intellectual property, real estate or otherwise, as listed in Section 3.4 to the Disclosure Schedule, shall have been obtained and shall be in full force and effect and in forms satisfactory to Purchaser.

(e) Opinion of Counsel. Purchaser shall have received the opinion of outside counsel to Sellers and the Company, dated the Closing Date, substantially in the form and substance reasonably acceptable to Purchaser and its counsel covering the opinion points set forth in Exhibit C attached hereto.

(f) Financial Statements. Purchaser and Sellers shall have agreed upon the Estimated Net Working Capital.

(g) No Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of any of the other transactions contemplated by this Agreement; (ii) relating to the transactions contemplated hereby and seeking to obtain from Purchaser or the Company, any damages or other relief that would be material to Purchaser; (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Shares; or (iv) which would affect adversely the right of Purchaser or the Company to own the assets or operate the business of the Company.

(h) Resignations. Each of the directors of the Company shall have resigned and each of the officers of the Company, if requested by Purchaser, shall have resigned from such positions. Each Seller hereby resigns effective as of the Closing from all positions as a director and officer of the Company.

(i) Shares Outstanding. The Shares shall constitute all of the issued and outstanding capital stock of the Company.

(j) Escrow Agreement. Each Seller shall have executed the Escrow Agreement in the form attached hereto as Exhibit A.

(k) Seller Release. Each Seller shall have executed the Release Agreement in favor of the Company in the form attached hereto as Exhibit B.

(l) Consulting Agreements. Purchaser and Scott Klinkerfues shall have executed a mutually agreeable consulting agreement.

(m) Employment Agreement. Purchaser and David Plemons shall have executed a mutually agreeable employment agreement.

(n) Non-Competition and Non-Solicitation Agreements. Purchaser and each Seller shall have executed a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit D.

(o) Additional Documents. Each Seller and the Company shall have delivered to Purchaser such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

5.3 Obligations of Sellers. The obligations of each Seller hereunder to sell the Shares pursuant to ARTICLE II are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in Seller’s sole discretion):

(a) Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b) Performance. Purchaser in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

(c) Officers’ Certificates. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed by any proper officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 5.3(a) and 5.3(b).

(d) Escrow Agreement. Purchaser shall have executed the Escrow Agreement in the form attached hereto as Exhibit A.

(e) Consulting Agreements. Purchaser and Scott Klinkerfues shall have executed a mutually agreeable consulting agreement.

(f) Employment Agreement. Purchaser and David Plemons shall have executed a mutually agreeable employment agreement.

(g) Non-Competition and Non-Solicitation Agreements. Purchaser and each Seller shall have executed a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit D.

(h) Guaranty of Milan Lease. Purchaser and Sellers shall use commercially reasonable efforts to have the Seller personal guarantees under the Milan lease terminated.

ARTICLE VI

INDEMNIFICATION

The rights and obligations of the parties under this Agreement shall be subject to the following terms and conditions:

6.1 Survival of Representations and Warranties; Indemnification Period. The representations and warranties of each Seller contained in this Agreement and in any certificates delivered pursuant to Section 5.2(c) shall survive the Closing and continue in full force and effect for a period of one year after the Closing Date, except that representations and warranties of each Seller contained in this Agreement and in any certificates delivered pursuant to Section 5.2(c) that relate to the matters set forth in Section 3.3 (Capital Stock), Section 3.7 (Taxes) and Section 3.20 (Environmental Matters), shall survive the Closing and continue in full force and effect until 30 days after the expiration of any applicable statute of limitations (after giving effect to any extensions or waivers). Notwithstanding the foregoing, Purchaser shall not be limited in any manner from exercising any remedy at law or in equity to which it may be entitled as a result of willful fraud or intentional misrepresentation or breach by a Seller or the Company of a representation, warranty, covenant or agreement contained herein.

6.2 Indemnification by Sellers. Subject to the provisions and limitations contained in this ARTICLE VI, each Seller hereby agrees to indemnify, defend and hold harmless Purchaser, its Affiliates and the Company (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses, Actions, Proceedings, claims and Liabilities, including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding, including proceedings between the parties hereto (collectively “Purchaser Losses”) which the Purchaser Indemnified Parties may at any time sustain or incur, which are occasioned by, caused by or arise out of:

(a) any inaccuracy in or breach of any of the representations and warranties of Sellers in this Agreement; or

(b) any breach of any covenants or other agreements made by Sellers in this Agreement;

Sellers shall not have any right of contribution or indemnification from the Company or limitation of liability from the Company with respect to any Purchaser Losses claimed by any Purchaser Indemnified Parties after the Closing. Purchaser Losses as used herein is not limited to matters asserted by a Third Party, but includes Purchaser Losses incurred or sustained by Purchaser in the absence of claims by a Third Party.

6.3 Limitation of Sellers’ Liability. The liability of Sellers under Section 6.2 shall be limited as follows:

(a) The Escrow Funds shall be the initial but not the sole source of recovery for indemnifiable claims under this Agreement. Further, no Seller shall be liable beyond his or her proportionate share of the Purchase Price.

(b) No amounts shall be withdrawn from the Escrow Funds and no indemnification shall be owed to Purchaser unless and until the aggregate amount of claims exceed $50,000.00 (the “Threshold”). If this Threshold is reached, all Purchaser Losses shall be subject to the indemnity from the first dollar and without regard to the Threshold.

6.4 Defense of Third Party Claims.

(a) The Purchaser Indemnified Party seeking indemnification under this Agreement shall promptly notify the Sellers in writing of the assertion of any Claim, Action and/or Proceeding, or the commencement of any Action and/or Proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the Sellers such information with respect thereto as the Sellers may reasonably request, but failure to give such notice shall not relieve the Sellers of any liability hereunder (except to the extent that the Sellers have suffered actual prejudice by such failure).

(b) The Purchaser Indemnified Party shall have the right to control the defense of any Claim, Action, and/or Proceeding by a Third Party in respect of which indemnity may be sought hereunder (a “Third Party Claim”). The Purchaser Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems appropriate. Such claim shall be paid from the Escrow Funds pursuant to and subject to the terms of the Escrow Agreement or as otherwise provided by this Agreement.

(c) If any claim relates to matters for which the Escrow Funds are not a sufficient source of recovery, the Sellers shall pay such claims directly to the Purchaser Indemnified Party, subject to the limitations of Section 6.3(a).

ARTICLE VII

TAX MATTERS

7.1	Section 338(h)(10) Election.

(a) Election. The Company and each Seller shall join with Purchaser in making an election under Section 338(h)(10) of the Code and similar provisions of state, local and foreign tax law (a “Section 338(h)(10) Election”) with respect to the purchase and sale of Company stock pursuant to this Agreement. Purchaser shall be responsible for, and control, the preparation and filing of such forms or documents as are required by applicable law for an effective Section 338(h)(10) Election, including, but not limited to, IRS Form 8023 (the “Section

338(h)(10) Election Form”). Each Seller shall execute such Section 338(h)(10) Election Form as requested by Purchaser. The parties will use commercially reasonable efforts to have the Section 338(h)(10) Election Form filed prior to January 31, 2008.

(b) Purchase Price Allocation. The Purchase Price and the liabilities of the Company (plus any other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting purposes) in a manner consistent with the assets respective fair market values, as determined by Purchaser (the “Purchase Price Allocation”). Purchaser agrees that the fair market value of each item of Company tangible property is not greater than the original cost of each such item of Company tangible property, so that the fair market value of Company tangible property as reflected in the Purchase Price Allocation shall not be greater than the original cost of such tangible property. The Company, Purchaser and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

(c) S Corporation Returns. Purchaser and Sellers acknowledge that, pursuant to Section 7.2(a) below: (i) the Sellers shall prepare or cause to be prepared, and file or cause to be filed, all S corporation income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date; and (ii) the Sellers shall permit Purchaser to review and comment on each such Tax Returns described in the preceding sentence prior to filing, and shall make such changes to such Tax Returns as are reasonably requested by Purchaser. Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. Sellers shall also pay any Tax imposed on the Company or its subsidiaries attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Treas. Reg. Section 1,338(h)(10)-1 (e)(5), or (iii) any state, local or foreign Tax imposed on the Company’s gain or its subsidiaries’ gain.

7.2 Returns; Indemnification; Liability for Taxes.

(a) Sellers shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the Company for all taxable periods ending on or before the Closing Date (“Company Tax Returns”) and shall pay directly or promptly reimburse Purchaser as provided hereunder, and shall indemnify and hold Purchaser harmless against and from:

(i) all Taxes of the Company for all taxable years or periods which end on or before the Closing Date;

(ii) all Taxes for all taxable years or periods of all members or subsidiaries of any affiliated, unitary or combined group of which the Company is or has been a member prior to the Closing Date; and

(iii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period”) all Taxes of the Company attributable to the portion of the Straddle Period prior to and including the Closing Date (the

“Pre-Closing Period”), to the extent such Taxes are not deducted in arriving at Net Working Capital as reflected in the Closing Balance Sheet.

The Sellers shall permit Purchaser to review and comment on each such Company Tax Return described in this Section 7.2(a) prior to filing. For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis. For purposes hereof, all Taxes which are the subject of this ARTICLE VII arising from the transactions contemplated hereby shall be deemed to be Taxes attributable to the Pre-Closing Period and shall be the responsibility of each Seller.

(b) Purchaser shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of the Company relating to periods ending after the Closing Date and shall pay, and shall indemnify and hold Sellers harmless against and from (i) all Taxes of the Company for any taxable year or period commencing after the Closing Date; and (ii) all Taxes of the Company for any Straddle Period (other than Taxes attributable to the Pre-Closing Period which if paid by Purchaser pursuant to this Section 7.2(b) shall be promptly reimbursed by Sellers).

7.3 Refunds and Credits.

(a) All refunds or credits of Taxes for or attributable to taxable years or periods of the Company ending on or before the Closing Date (or the Pre-Closing Period, in the case of a Straddle Period) which are not reflected on the Closing Balance Sheet shall be for the account of Sellers; all other refunds or credits of Taxes, for or attributable to the Company shall be for the account of Purchaser. Following the Closing, Purchaser shall cause the Company to forward to Sellers any such refunds or credits due Sellers pursuant to this section after receipt or realization thereof by Purchaser, and Sellers shall promptly forward (or cause to be forwarded) to Purchaser any refunds or credits due to Purchaser pursuant to this section after receipt or realization thereof by Sellers, in each case in accordance with the provisions of subsection (b) below.

(b) Any payments of refunds or credits for Taxes required to be paid under this Agreement shall be made within twenty Business Days of the receipt of any refund or realization of any credit, as the case may be.

7.4 Conduct of Audits and Other Procedural Matters.

(a) Each party shall, at its own expense, control any audit or examination by any taxing authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (“Tax Proceedings”) for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement. In the case of any Tax Proceedings relating to any Straddle Period, Purchaser shall control such Tax Proceedings and shall consult in good faith with Sellers as to the conduct of such Tax Proceedings.

(b) Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Tax Proceedings which the requesting party controls.

(c) Each party shall promptly forward to the other in accordance with Section 8.1 all written notifications and other written communications, including if available the original envelope showing any postmark, from any taxing authority received by such party or its Affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its Affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and shall not enter into any closing agreement or final settlement with any taxing authority with respect to any such liability without the written consent of the indemnified parties, which consent shall not be unreasonably withheld, unless such settlement would be reasonable in the case of a Person that owned the Company both before and after the Closing Date. The failure by a party to provide timely notice under this subsection shall relieve the other party from its obligations under this ARTICLE VII with respect to the subject matter of any notification not timely forwarded, to the extent the other party has suffered a Loss or other economic detriment because of such failure to provide notification in a timely fashion.

(d) In no event shall Sellers settle any Tax Proceeding relating to any Pre- Closing Period in a manner which would adversely affect Purchaser, without the prior written consent of Purchaser, which consent may not be unreasonably withheld or delayed.

7.5 Assistance and Cooperation. After the Closing Date, each of the Sellers and Purchaser shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Agreement.

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this ARTICLE VII; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this ARTICLE VII.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile (if a facsimile number is set forth below) or electronic mail, as follows:

If to the Sellers:

David and/or Daneen Plemons

3543 13th Street

Moline, Illinois 61265

Scott and/or Nancy Klinkerfues

2721 8th Street Court

Moline, Illinois 61265

with a required copy sent contemporaneously to:

Pappas & Schnell, P.C.

1617 - 2nd Avenue, Suite 300

P.O. Box 5408

Rock Island, Illinois 61204-5408

Attention: Molly O’Meara Schnell, Esq.

Fax: N/A

E-Mail: mschnell@pappasandschnell.com

If to Purchaser, or to the Company to:

Newgistics, Inc.

2700 Via Fortuna

Austin, Texas 78746

Attention: Chief Financial Officer

Fax: 512-225-601

E-Mail: mtwomey@newgistics.com

with a required copy sent contemporaneously to:

DLA Piper US LLP

1221 S. MoPac Expressway, Suite 400

Austin, Texas 78746

Attention: Samer M. Zabaneh, Esq.

Fax: 512-457-7001

E-mail: samer.zabaneh@dlapiper.com

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, or (c) if mailed, five days after being mailed as described above, (d) if sent by facsimile, when dispatched if the transmission is confirmed, or (e) if sent by electronic mail, when dispatched provided that receipt is confirmed electronically.

8.2 Entire Agreement. This Agreement, together with the Escrow Agreement, the Lease Indemnification Agreement, the Non-Competition and Non-Solicitation Agreements and the Releases, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto, including but not limited to the Letter of Intent dated October 19, 2007 by and among Purchaser and the Company. This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto.

8.3 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers, the Company, and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that (i) Purchaser and, after the Closing, the Company shall have the right to assign any of its rights under this Agreement to any of its Affiliates and to any purchaser of a material portion of its assets, so long as such party remains liable for such Affiliate’s or purchaser’s obligations hereunder and (ii) Purchaser and, after the Closing, the Company may assign its rights hereunder for collateral security purposes to any lender or lenders (including any agent for any such lender or lenders) providing financing to Purchaser in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

8.5 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, the Purchaser Indemnified Parties, each Seller, or their respective successors, heirs, personal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.6 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby.

8.8 Confidentiality. Each party hereto will hold, and will cause its Affiliates, and their respective representatives, to hold in strict confidence from any person (other than any such Affiliate), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder (but only to the extent such party uses reasonable efforts to seek judicial protection from the public disclosure of such information), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if such source is under no obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, and their respective representatives to, promptly (and in no event later than three business days after such request) destroy or redeliver or cause to be destroyed or redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby as well as all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its representatives.

8.9 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

8.10 Remedies Cumulative. Except as otherwise set forth herein, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to ever other remedy given hereunder or now or hereafter existing at law or in equity.

8.11 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF ILLINOIS WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

8.12 Arbitration. If the parties are unable to resolve any dispute arising out of or in connection with this Agreement (including, without limitation, under the Escrow Agreement, but excluding the Non-Competition and Non-Solicitation Agreements), any party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on the parties. Such arbitration will be conducted in Dallas, Texas. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after a party’s request for arbitration under this Section 8.12, the arbitrator will be chosen by AAA. The arbitrator will render his or her decision 60 days after the call for arbitration. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision herein. The prevailing party in any proceeding brought under or relating to this Agreement shall be entitled to recover its reasonable fees and expenses, including attorney fees and expenses, arbitration fees and expenses and fees and expenses incurred pursuant to the Escrow Agreement (including Extraordinary Fees).

8.13 Fulfillment of Obligations. Any obligation of any party to this Agreement to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER: NEWGISTICS, INC.

By:	/s/ Michael J. Twomey
Michael J. Twomey Chief Financial Officer

COMPANY: CORNERSTONE LOGISTIC SERVICES, INC.

By:	/s/ David Plemons
David Plemons Chief Executive Officer

SELLERS:

/s/ David Plemons
David Plemons

/s/ Scott Klinkerfues
Scott Klinkerfues

/s/ Daneen Plemons
Daneen Plemons

/s/ Nancy Klinkerfues
Nancy Klinkerfues

Signature Page to Acquisition Agreement

SCHEDULE I

LIST OF SELLERS

David Plemons

Scot Klinkerfues

Daneen Plemons

Nancy Klinkerfues

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of December 31, 2007, by and among Newgistics, Inc., a Delaware corporation (“Newgistics”), Wells Fargo Bank, National Association, as Escrow Agent (“Escrow Agent”), and the holders of capital stock of Cornerstone Logistic Services, Inc., an Illinois corporation (D/B/A Cornerstone Shipping Solutions, Inc., “CSS”) listed on the signature page hereto (each, a “Seller,” and collectively, the “Sellers”).

RECITALS

WHEREAS, Newgistics, CSS, and the Sellers have entered into an Acquisition Agreement dated as of December 31, 2007 (the “Purchase Agreement”), which provides for the acquisition by Newgistics of all of the issued and outstanding capital stock of CSS from the Sellers. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, Section 2.5 of the Purchase Agreement provides that at the Closing, Newgistics will withhold and deposit into escrow $700,000.00 of the Purchase Price payable to the Sellers pursuant to the Purchase Agreement (the “Escrow Amount”), to serve as a fund for payment of certain indemnification obligations under the Purchase Agreement.

WHEREAS, In order to provide for the establishment and disbursement of the Escrow Amount contemplated by the Purchase Agreement, the parties to this Agreement have agreed to authorize the Escrow Agent to perform the duties set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Agreement to Hold in Escrow. The Escrow Agent agrees to: (a) accept delivery of the Escrow Amount; and (b) hold the Escrow Amount in escrow subject to the terms and conditions of this Agreement.

Section 2. Deposit of Escrow Amounts; Disbursement of Funds; Termination of Escrow.

(a) Newgistics hereby deposits with the Escrow Agent the Escrow Amount to be held in escrow by the Escrow Agent. The Escrow Agent accepts the Escrow Amount and agrees to establish and maintain a separate account in its capacity as Escrow Agent pursuant to the terms of this Agreement. The Escrow Amount, and any income earned with respect thereto, from time to time held by the Escrow Agent pursuant to the terms of this Agreement, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held, invested, reinvested and disposed of by the Escrow Agent in accordance with the terms and conditions of this Agreement. The Escrow Agent shall keep appropriate records to reflect the current value from time to time of the Escrow Fund, including appropriate adjustments for disbursements and income earned or losses in respect thereof. The Escrow Agent shall not make any payment or distribution of the Escrow Fund except as and in the manner expressly provided by this Agreement.

(b) The Sellers shall be required to prepare and file any and all income or other tax returns applicable to the earnings on the Escrow Fund with the IRS and all required state and local departments of revenue in all years income is earned in any particular tax year to the extent required under the provisions of the Code. Any taxes payable on income earned from the investment of any sums held in the Escrow Fund shall be paid by the Sellers, whether or not the income was distributed by the Escrow Agent during any particular year, to the extent required under the provisions of the Code. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or the payment of any taxes on the investment earnings on the Escrow Fund. However, the Escrow Agent will issue Forms 1099 to each of the Sellers, as required by law.

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(c) Except as expressly provided herein, no party shall have (i) any right, title or interest in or possession of any of the Escrow Fund, (ii) the ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Fund, or (iii) any right to have or to hold any of the Escrow Fund as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any of the Escrow Fund.

(d) If Newgistics in good faith determines that it is entitled to indemnification pursuant to the Purchase Agreement, Newgistics has the right to deliver a notice to the Sellers and the Escrow Agent prior to 5:00 p.m. Central Time on December 31, 2008, in substantially the form attached hereto as Exhibit A (a “Claim Notice”) of such claim (a “Claim”) against the Escrow Fund stating the method of computation of such Claim and the amount thereof and a brief description with reasonable specificity of the facts upon which such Claim is based and a reference to the provision of the Purchase Agreement in respect of which such Claim is being made. Newgistics agrees to make no more than one such claim per calendar month. Unless it receives a timely Objection Notice from the Sellers as set forth in Section 2(e) below, the Escrow Agent shall disburse to Newgistics out of the Escrow Fund the amount specified in the Claim Notice. In no case shall the Escrow Agent release funds to Newgistics prior to the expiration of the 15 Business days (as defined in Section 8) Claim Notice period provided for in Section 2(e).

(e) The Sellers shall have the right to dispute any Claim against the Escrow Fund prior to 5:00 p.m. Central Time on the 15th Business day after Escrow Agent’s receipt of a copy of a Claim Notice by delivering to the Escrow Agent and Newgistics written notice in substantially the form attached hereto as Exhibit B (an “Objection Notice”) that it disputes the matter(s) set forth in such Claim Notice either with respect to the validity or the amount of the Claim (or both). The Objection Notice shall include the basis, with reasonable specificity, of the Seller’s objection.

(f) Upon timely receipt of an Objection Notice as set forth in Section 2(e) above, the Escrow Agent shall take no action with respect to any Claim, except upon receipt of (i) joint written instructions from Newgistics and the Sellers in substantially the form attached hereto as Exhibit C, or (ii) a final judgment or decree of any court of competent jurisdiction in accordance with the Purchase Agreement (any such instructions or determination, judgment or decree set forth in (i) or (ii) above is referred to herein as a “Final Determination”). Upon the Escrow Agent’s receipt of a Final Determination, it shall promptly follow the instructions contained therein.

(g) On December 31, 2008, the Escrow Agent will promptly pay and distribute all remaining amounts in the Escrow Fund to the Sellers unless any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such pending Claims (as shown in Claim Notices) will be retained by Escrow Agent in the Escrow Fund and the balance of the Escrow Fund shall be paid to the Sellers.

Section 3. Limitation of the Escrow Agent’s Liability.

(a) The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement or the Purchase Agreement. In all questions arising under this Agreement or the Purchase Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action under this Agreement or the Purchase Agreement involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. In no event shall the Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages which

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result from the Escrow Agent’s gross negligence, bad faith or willful misconduct, or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

(b) In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to any amounts held in escrow pursuant to this Agreement, the Escrow Agent will have the absolute right, at the Escrow Agent’s election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 7 of this Agreement; or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the this Agreement. All costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent’s rights under this Section 3 will be treated as Extraordinary Fees as defined at Section 6 of this Agreement.

(c) Newgistics and each Seller and each of their successors and assigns agree to jointly and severally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, except when due to Escrow Agent’s own gross negligence, bad faith or willful misconduct. The indemnification provided by this Section 3(c) shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

(d) Notwithstanding anything in this Section 3, no indemnity need be paid for any loss, claim, damage, liability or expense finally determined to have been primarily caused by the Escrow Agent’s gross negligence, bad faith or willful misconduct.

(e) The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the parties or their respective agents, representatives, successors, or assigns, except when due to its own gross negligence, bad faith or willful misconduct. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority, except when due to its own gross negligence, bad faith or willful misconduct. Concurrent with the execution of this Agreement, Newgistics shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit D to this Agreement.

Section 4. Investment of Escrow Fund. The Escrow Fund shall be invested by the Escrow Agent in any one or more of the following types or classes of investments at the written direction of the Sellers (which shall be consented to by Newgistics, which consent shall not be unreasonably withheld) to the Escrow Agent:

(a) United States Government guaranteed securities or obligations with a term of one year or less;

(b) money market accounts or certificates of deposit (one year or less in term) issued by any federally insured bank having a combined capital and surplus of $250 million;

(c) readily marketable securities maturing within one year issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, rated AA or better by either Standard and Poor’s Corporation (“S&P”) or Moody’s Investor Services Inc. (“Moody’s”);

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(d) readily marketable commercial paper maturing within 180 days, which has the highest credit rating of either S&P or Moody’s; or

(e) any one of the Wells Fargo Advantage Money Market Funds as set forth in Exhibit E hereto.

(i)	In the absence of other investment directions, moneys on deposit in the Escrow Fund shall be invested in the Wells Fargo Advantage 100% Treasury Money Market Fund.

(ii)

The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 5. Income Tax Allocation and Reporting.

(a) The parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Amount shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Sellers, whether or not such income was disbursed during such calendar year.

(b) Prior to closing, the Sellers shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Amount, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund. The Sellers shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Fund and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 5(c) is in addition to the indemnification provided in Section 3(c) and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

Section 6. Expenses. For its services, the Escrow Agent shall be entitled to the fees set forth on Exhibit F. The acceptance fees and escrow agent administration fee (“Administrative Expenses”) shall be paid at the Closing. Newgistics and the Sellers shall each pay one-half of the Administrative Expenses. Any additional fees and expenses, including without limitation any fees or

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expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Fund or the validity of a Claim or Claims by Newgistics (“Extraordinary Fees”) will be paid one- half by Newgistics and one-half by the Sellers upon billing by the Escrow Agent. The Escrow Agent shall have, and is hereby granted, a prior lien on the Escrow Fund with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Fund, provided, however, that Sellers shall be reimbursed in an amount equal to one-half of the amount subject to set-off pursuant to this Section 6, such amount to be deposited by Newgistics into the Escrow Fund, or otherwise paid to Sellers at the time the account is settled.

Section 7. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as such, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice to the parties to this Agreement, specifying not less than 30 days’ prior notice of the date when such resignation will take effect. Newgistics and the Sellers shall mutually appoint a successor escrow agent prior to the expiration of such 30-day period by giving written notice to the Escrow Agent. The Escrow Agent will promptly transfer all property held by the Escrow Agent pursuant to this Agreement to such designated successor. In the event no successor escrow agent is appointed as described in this Section 7, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

Section 8. Limitation of Responsibility. The Escrow Agent’s duties are limited to those set forth in this Agreement and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent under this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Agreement including, but not limited to the Purchase Agreement; and, the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument or document.

Section 9. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below or by electronic mail if sent to the address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the second business day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the seventh day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

(i)	If to the Sellers:

David and Daneen Plemons

3543 13th Street

Moline, Illinois 61265

Scott and Nancy Klinkerfues

2721 8th Street Court

Moline, Illinois 61265

with a required copy sent contemporaneously to:

Pappas & Schnell, P.C.

1617 - 2nd Avenue, Suite 300

5

P.O. Box 5408

Rock Island, Illinois 61204-5408

Attention: Molly O’Meara Schnell

Fax: N/A

E-Mail: mschnell@pappasandschnell.com

(ii)	If to Newgistics to:

Newgistics, Inc.

2700 Via Fortuna, Suite 300

Austin, Texas 78746

Attention: Chief Financial Officer

Fax: 512-225-601

E-Mail: mtwomey@newgistics.com

with a required copy sent contemporaneously to:

DLA Piper US LLP

1221 S. MoPac Expressway, Suite 400

Austin, Texas 78746

Attention: Samer M. Zabaneh, Esq.

Fax: 512-457-7001

E-mail: samer.zabaneh@dlapiper.com

(iii)	If to Escrow Agent:

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, Colorado 80203-4500

Attention: Bruce F. Lewis

Phone: 303-863-4944

Fax: 303-863-5645

E-mail: Bruce.F.Lewis@wellsfargo.com

If the day on which a notice or other communication is deemed given under this Section 9 is not a business day, then such notice or other communication shall instead be deemed given on the next business day. “Business day” means any day other than a Saturday, Sunday, a day that is a statutory holiday under the laws of the State of Illinois or a day on which the office of the Escrow Agent set forth above is authorized or required by law to close.

Section 10. Term. This Agreement shall terminate at such time as all of the amounts contained in the Escrow Fund have been transferred from escrow in accordance with the terms of Section 2.

Section 11. General.

(a) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof other than the Purchase Agreement and the documents contemplated thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

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(b) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

(c) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

(d) This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to any applicable conflicts of law. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably waives the right to trial by jury; and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with this Agreement.

(e) If one or more of the provisions of this Agreement are held to be contrary to the laws that govern this Agreement or the laws of any other competent jurisdiction, the parties hereto agree that the offending provision(s) shall be amended in such a way as may be necessary in order to maintain the contents of such clauses as closely as possible to the contents thereof originally intended by the parties.

(f) This Agreement may be amended with the written consent of the parties hereto, provided, however, that if the Escrow Agent does not agree to an amendment agreed upon by Newgistics and the Sellers, a successor escrow agent will be appointed in accordance with Section 7 of this Agreement.

(g) Any allocation for taxes or distributions made pursuant to this Agreement shall be made pro rata in equal amounts for each Seller.

[Remainder of page left intentionally blank, signature page follows]

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The parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first written above.

NEWGISTICS, INC.,
a Delaware corporation

By:

Michael J. Twomey
Chief Financial Officer

SELLERS:

David Plemons

Daneen Plemons

Scott Klinkerfues

Nancy Klinkerfues

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Its:

EXHIBIT A

NOTICE OF CLAIM

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, CO 80203-4500

Attention: Bruce F. Lewis

Phone: 303-863-4944

Fax: 303-863-5645

David and Daneen Plemons

3543 13th Street

Moline, Illinois 61265

Scott and Nancy Klinkerfues

2721 8th Street Court

Moline, Illinois 61265

RE: Escrow Agreement dated December 31, 2007, by and among Newgistics, Inc. (“Newgistics”), Wells Fargo Bank, N.A. and the holders of capital stock of Cornerstone Logistic Services, Inc., an Illinois corporation (D/B/A Cornerstone Shipping Solutions, Inc., “CSS”) listed on the signature page attached thereto (each, a “Seller,” and collectively, the “Sellers”).

Newgistics asserts in good faith that it has suffered losses and incurred expenses for which it is entitled to indemnification under the terms of the Purchase Agreement referred to in this Notice and believes in good faith that it is entitled to payment of $            .

This Claim is based on the following facts:

[Brief description with reasonable specificity of the method of computation of the Claim, the facts upon which the Claim is based and a reference to the provision(s) of the Purchase Agreement in respect of which such Claim shall have occurred.]

NEWGISTICS, INC.

By:

Name:

Title:

EXHIBIT B

OBJECTION NOTICE

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, CO 80203-4500

Attention: Bruce F. Lewis

Phone: 303-863-4944

Fax: 303-863-5645

Newgistics, Inc.

2700 Via Fortuna, Suite 300

Austin, TX 78746

Attention: Chief Financial Officer

RE: Escrow Agreement dated December 31, 2007, by and among Newgistics, Inc. (“Newgistics”), Wells Fargo Bank, N.A. and the holders of capital stock of Cornerstone Shipping Solutions, Inc., an Illinois corporation (“CSS”) listed on the signature page attached thereto (each, a “Seller,” and collectively, the “Sellers”).

You are hereby notified that the Sellers in good faith dispute the Claim for indemnification set out in the Notice of Claim for Indemnity of Newgistics dated                     . The basis of disputing such Claim is:

[Specify the basis of the objection with reasonable specificity.]

SELLERS:

David Plemons

Daneen Plemons

Scott Klinkerfues

Nancy Klinkerfues

EXHIBIT C

JOINT INSTRUCTIONS FOR DISPUTE RESOLUTION

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, CO 80203-4500

Attention: Bruce F. Lewis

Phone: 303-863-4944

Fax: 303-863-5645

[Attention:]

RE: Escrow Agreement dated December 31, 2007, by and among Newgistics, Inc. (“Newgistics”), Wells Fargo Bank, N.A. and the holders of capital stock of Cornerstone Shipping Solutions, Inc., an Illinois corporation (“CSS”) listed on the signature page attached thereto (each, a “Seller,” and collectively, the “Sellers”).

You hereby are authorized and instructed to take the following action with respect to the Newgistics’ Notice of Indemnity dated                      and the Sellers’s Objection Notice dated                     :

[Instructions for treatment of the Escrow Funds]

NEWGISTICS, INC.

By:
Name:
Title:

SELLERS:

David Plemons

Daneen Plemons

Scott Klinkerfues

Nancy Klinkerfues

EXHIBIT D

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of NEWGISTICS, INC. and are each, individually, authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit D is attached, on behalf of NEWGISTICS, INC.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT E

AGENCY AND CUSTODY ACCOUNT DIRECTION FOR CASH BALANCES

Direction to use Wells Fargo Advantage Funds for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the Account in the following money market portfolio of Wells Fargo Advantage Funds (the “Fund”) or another permitted investment of my choice (Check One):

             Wells Fargo Advantage Funds, 100% Treasury Money Market Fund

             Wells Fargo Advantage Funds, Government Money Market Fund

             Wells Fargo Advantage Funds, Cash Investment Money Market Fund

             Wells Fargo Advantage Funds, Prime Investment Money Market Fund

             Wells Fargo Advantage Funds, Treasury Plus Money Market Fund

             Wells Fargo Advantage Funds, Heritage Money Market Fund

             Wells Fargo Advantage Funds, National Tax-Free Money Market Fund

I acknowledge that I have received, at my request, and reviewed the Fund’s prospectus and have determined that the Fund is an appropriate investment for the Account.

I understand from reading the Fund’s prospectus that Wells Fargo Funds Management, LLC (“Wells Fargo Funds Management”), a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and other administrative services for the Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member NASD/SIPC, an affiliate of Wells Fargo & Company. I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund’s prospectus.

I understand that you will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.

I understand that investments in the Fund are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or its affiliates and are not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I understand that if I choose to communicate this investment direction solely via facsimile, then the investment direction will be understood to be enforceable and binding.

Authorized Representative	Authorized Representative
DAVID OR DANEEN PLEMONS	SCOTT OR NANCY KLINKERFUES

Date	Date

EXHIBIT F

Acceptance Fee:	$500

The Acceptance Fee, a one time fee, includes review of all related documents and accepting the appointment of Escrow Agent on behalf of Wells Fargo Bank, National Association. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. The Acceptance Fee is due upon execution of the Escrow Agreement.

Escrow Agent Administration Fee:	$2,000

The Escrow Agent Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Escrow Agreement, and providing trust account statements to applicable parties. The Escrow Agent Administration Fee covers the twelve-month escrow period. The Escrow Agent Administration Fee is due upon execution of the Escrow Agreement.

Out-of Pocket Expenses:	At Cost

All out-of-pocket expenses will be billed in addition to the above, including for example, fees for overnight mail delivery, wire charges or additional postage, if deemed excessive, fees incurred for work performed by accounting firms or outside legal counsel, fees incurred during litigation, etc. Fees for extraordinary service, such as amendments to the documents or default administration, will be billed at our then-current rate. Fees are subject to periodic review and adjustment.

Extraordinary Fees:	At Cost

Additional services performed not covered by the abovementioned, including claims processing, will be billed commensurate with the services performed, the time required and the level of difficulty involved.

Transaction Fees (if applicable – waived if funds invested in Wells Fargo Advantage Funds or MMDA):

Open Market Investment Trades (each):	$25.00
Disbursement to Newgistics or a Seller in excess of one per month (each) other than the final disposition of the account where it could be distributed up to five (5) ways – no such disbursement fee shall apply to those disbursements :	$25.00
Tax Reporting other than the issuance of Forms 1099, if required (each):	$25.00

EXHIBIT B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) dated as of December 31, 2007 (the “Effective Date”), is made and entered into by David Plemons, Scott Klinkerfues, Daneen Plemons and Nancy Klinkerfues (each a “Releasor” and together, the “Releasors”) in connection with the Acquisition Agreement (the “Acquisition Agreement”) dated as of the Effective Date by and between Newgistics, Inc., a Delaware corporation (“Purchaser”), Cornerstone Shipping Solutions, Inc., an Illinois corporation (“CSS” or the “Company”), and the Releasors. Capitalized terms used but not defined in this Release have the meaning given to them in the Acquisition Agreement.

1. Each Releasor possesses an interest in the Company, will benefit from the Acquisition Agreement and acknowledges that each Releasor’s entering into this Release is a condition of Purchaser’s obligations to consummate the purchase all of the outstanding capital stock of CSS under the Acquisition Agreement.

2. Effective upon the Closing, each Releasor, on its own behalf, and on behalf of its successors and assigns, hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, each of the Company, Purchaser and the parents, divisions, predecessors, successors and assigns, and their present and former directors, stockholders, partners, trustees, officers, managers, employees, agents, attorneys, representatives, affiliates, successors, and assigns of Purchaser, the Company and each of the Company’s partners (collectively, the “Releasees”) from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable (collectively, a “Claim”), that the Releasor has, or anyone claiming through or under the Releasor ever had or now has, or may hereafter have or acquire, against any of the Releasees by reason of any matter or cause occurring at any time on or prior to the Closing.

3. Notwithstanding anything to the contrary herein, each Releasor expressly does not release, remise, acquit or discharge any rights pursuant to the Acquisition Agreement or any document or instrument executed or delivered in connection therewith.

4. Each Releasor represents that it has made no assignment or transfer of any of the Claims.

5. Each Releasor agrees that neither this Release, nor the furnishing of the consideration for this Release will be deemed or construed at any time to be an admission by the Releasor or Releasees of any improper or unlawful conduct, or that any Releasor has been damaged in any way.

6. Each Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any matter purported to be released hereby.

7. This Release may be pleaded by the Releasees as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation hereof. If any Claim is brought or maintained by any Releasor against the Releasees in violation of this Release, such Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Releasees in enforcing the Release.

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8. Each Releasor acknowledges that any of the Purchaser, the Company or Releasor may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this Release and further acknowledges that this Release will remain in full force and effect, notwithstanding the existence of any different or additional facts.

9. None of the terms or provisions of this Release may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Releasors, the Company and Purchaser.

10. This Release shall be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

11. If any provision of this Release is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Release, and the remainder of this Release shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Release, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Release by one party to the other, the remaining provisions of this Release shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

12. EACH RELEASOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS RELEASE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

RELEASORS:

David Plemons

Scott Klinkerfues

Daneen Plemons

Nancy Klinkerfues

Signature Page to Release Agreement

EXHIBIT C

OPINION OF COUNSEL

December 31, 2007

Newgistics, Inc.

2700 Via Fortuna

Austin, Texas 78746

Attention: Chief Financial Officer

Re:	Stock Sale - Cornerstone Logistic Services, Inc. to Newgistics, Inc.

Dear Sir or Madam:

We have acted as counsel to Cornerstone Logistic Services, Inc., an Illinois corporation (“Company”), David Plemons (“David”), Daneen Plemons (“Daneen”), Scott Klinkerfues (“Scott”) and Nancy Klinkerfues (“Nancy”), individually, (collectively referred to as the “Sellers”) in connection with the sale of the stock of Company as contemplated by the Acquisition Agreement dated December 31, 2007, by and between you, Company, and the Sellers (the “Agreement”).

As such counsel, we have examined and are familiar with the Articles of Incorporation and Bylaws of Company, the meetings of the Board of Directors and Shareholders of Company (or written consents in lieu of meetings), and an executed copy of the Agreement and all other documents prepared to implement the transaction. We have further made such investigation of law and have examined such certificates of public officials and officers of Company as we have considered necessary for the purposes of this opinion.

We have assumed, without investigation and without so opining, (i) the genuineness of all documents, and the signatures thereon, not signed in our presence, (ii) the authenticity of all documents submitted to us as original, certified or photostatic copies, and (iii) the non-existence of any agreements, oral or written, between the Sellers or Company and Newgistics which might revise, supersede, modify, revoke or otherwise affect the duties, obligations, rights or remedies of the Sellers and Company to Newgistics pursuant to the Agreement. We have also relied upon and assumed the accuracy of all certificates of public officials and, as to matters of fact, certificates of Company.

Based upon the foregoing and subject to the qualifications below, it is our opinion that:

1. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with the requisite power to carry on its business as now being conducted and to own and operate the assets and properties owned and operated by it. Further, Company is validly authorized and in good standing under the laws of the State of New Jersey.

2. The Agreement has been duly authorized and approved by the shareholders and directors of Company, has been duly executed and delivered by Company and Sellers and constitutes a

Newgistics, Inc.

Chief Financial Officer

December, 31, 2007

valid and legally binding agreement, enforceable against Company and Sellers in accordance with its terms, as limited by subparagraph (a) below.

3. Each document executed and delivered by Company and/or the Sellers pursuant to the provisions of the Agreement on the date hereof constitute valid and legally binding obligations of Company and/or the Sellers, enforceable in accordance with their terms and are effective in the manner set forth therein.

4. Neither the execution or delivery by Company or the Sellers of the Agreement, or any exhibits thereto, nor compliance with the terms and provisions thereof, (a) requires the approval, consent or authorization of, or any filing with any federal, state, local or other governmental agency or body, or any other third party, or (b) conflicts, or will conflict, with or results, or will result, in the breach or violation of any term or provision of, constitutes, or will constitute, a default under, causes, or will cause, the acceleration of any payment pursuant to, or otherwise impairs, or will impair, the good standing, validity or effectiveness of, (i) the Articles of Incorporation or Bylaws of Company, (ii) any law, rule, ordinance, regulation, order, judgment or decree of any court, arbitrator or governmental instrumentality, or (iii) any mortgage, lien, lease, agreement, indenture, license, contract or other instrument, or any writ, judgment or decree of which we have knowledge and to which Company is now a party or by which it is bound.

5. To the best of our knowledge, none of the transactions contemplated by the Agreement will terminate or violate, by virtue of the terms thereof, or because of the nonassignability thereof, any governmental permit, license, certificate of inspection, other authorization, filing or registration necessary to the conduct of ordinary business by Company.

6. Except as disclosed under the Agreement, neither Company nor the Sellers are engaged in or parties to, or to the best of our knowledge, threatened, with any legal action or other proceeding before any court, arbitration or other tribunal or administrative agency (other than litigation disclosed in the Agreement), and to the best of our knowledge, after having made due inquiry with respect thereto, Company has not been charged with, or is under investigation with respect to any charge concerning, any violation of any federal, state, local or foreign law or administrative regulation in respect of its business.

The foregoing opinions are subject to the following qualifications:

(a) Our opinions are Limited solely to the laws of the United States of America and the State of Illinois, and we express no opinion herein concerning the laws of any other jurisdiction.

(b) The opinions expressed above are subject to and limited by bankruptcy, insolvency, reorganization, moratorium, usury, and other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law). Such opinions are also subject to the effect of equitable doctrines and general principles of equity (regardless of whether the matter is considered a proceeding in equity or ac law), including, without limitation, a requirement that the parties to

Newgistics, Inc.

Chief Financial Officer

December, 31, 2007

agreements act reasonably and in good faith and give reasonable notice prior to exercising rights and remedies.

(c) The opinion is limited to the matters stated herein and no opinion is inferred or may be implied beyond the matters expressly stated. This letter is delivered to you pursuant to the terms of the Agreement and may not be delivered to, or relied upon by any other person without our prior written consent.

Very truly yours.

PAPPAS & SCHNELL, P.C.

Molly O’Meara Schnell

cc:	Samer M. Zabaneh, Esq.
David and Daneen Plemons
Scott and Nancy Klinkerfues

EXHIBIT D

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made and entered into as of December 31, 2007 by and among Newgistics, Inc., a Delaware corporation (“Purchaser”), and David Plemons (“Seller”).

Pursuant to the Acquisition Agreement (the “Acquisition Agreement”) dated as of even date herewith by and among Purchaser, Cornerstone Shipping Solutions, Inc. (“Target”), and David Plemons, Scott Klinkerfues, Daneen Plemons and Nancy Klinkerfues (collectively, “Target’s Stockholders”), Purchaser is acquiring all of the outstanding capital stock of Target. The Target a business solutions provider in the field of parcel consolidation and provides small package shipping solutions through the use of zone skipping, in an information-rich environment (the “Business”). The effective time of this Agreement (the “Effective Time”) shall be the effective time of the closing of the transaction contemplated by the Acquisition Agreement (the “Acquisition”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Acquisition Agreement.

In conjunction with the Acquisition Agreement, as an inducement to Purchaser entering into the Acquisition Agreement and as a condition to the consummation of the Acquisition, Seller has agreed to refrain from competing with the Business for a reasonable period of time in order that Purchaser may obtain the contemplated benefits from the Acquisition.

Seller possesses, and after the Effective Time will continue to possess, detailed and special knowledge of confidential and proprietary information of the Business, including confidential and proprietary information regarding Target’s activities.

Seller’s entry into this Agreement is an essential part of the transactions described in the Acquisition Agreement. Target Stockholders own all of the outstanding capital stock in Target and will derive significant financial benefit from the Acquisition.

The parties to this Agreement, and to the Acquisition Agreement, recognize that Target has carried on the Business in the United States (the “Geographic Area”).

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement and the consideration to be received by Seller in connection with the Acquisition and for other good and valuable consideration, the simultaneous receipt and adequacy of which are hereby acknowledged, Seller and Purchaser (collectively referred to as the “Parties”) hereby agree as follows:

1. Non-Competition; Non-Solicitation. Seller agrees that for a period (the “Restricted Period”), commencing from the Effective Time until the second anniversary of the date hereof, Seller will not directly or indirectly, whether as an owner, partner, stockholder, joint venturer, corporate officer, director, employee, consultant, principal, trustee, lender or licensor, or in any other similar capacity whatsoever, of or for any person, firm, partnership, company or corporation (other than for Purchaser or any of its affiliates): (a) engage, own, manage, operate, sell, finance, control or participate in the engagement, ownership, management, operation, sales, finance or control of any business that competes with the Business; (b) approach or solicit in connection with a competing business purpose, or divert, interfere with or take away, or attempt to approach or solicit in connection with a competing business purpose, or divert, interfere or

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take away, the business or patronage of any of the clients, customers or suppliers of the Target which are presently existing clients, customers or suppliers; or (c) recruit or solicit any person who is employed by Target, or induce or attempt to induce or take any action which is intended to induce any employee of Target to terminate his or her employment with, or otherwise cease his or her relationship with Target or interfere in any manner with the contractual or employment relationship between Target and any employee of Target. The restrictions set forth in this Paragraph 1 shall be effective within all cities, counties and states of the Geographic Area.

2. Confidentiality. Seller further agrees that, at all times, it will not directly or indirectly, for itself or for any other party, divulge, communicate (except as required by law and other than to employees, consultants, counsel, accountants or other authorized representatives of Purchaser), use to the detriment of Purchaser or use for Seller’s benefit or the benefit of any other person or persons or any entity or entities, or misuse in any other way, any Confidential Information of Target. For the purposes of this Agreement, “Confidential Information” shall mean any information, technical data, or know-how, including, but not limited to, that which relates to research, products, services, customers, markets, software, development, inventions, processes, designs, drawings, engineering, marketing or finances, but shall not include any such information, technical data or know-how which: (a) is part of the public knowledge or literature or, after the date of this Agreement, becomes part of the public knowledge or literature through no fault of Seller; (b) is approved for release, in writing, by Purchaser; or (c) is disclosed to Seller by a third party who Seller has a reasonable basis to believe has the right to make such disclosure, without restriction.

3. Condition of Acquisition; Consideration. Seller agrees and acknowledges that the covenants provided for in Paragraphs 1 and 2, including, without limitation, the term of the Restricted Period and the scope of the Geographic Area encompassed in such covenants, are necessary and reasonable in order to protect Purchaser in the conduct of the Business and the utilization of its assets, tangible and intangible and to preserve and protect the tangible and intangible assets of Target, and the customers and trade secrets of which Seller has and will have knowledge. Both Purchaser and Seller agree that the execution, delivery and performance of this Agreement is in consideration of, and a condition precedent to, the consummation of the Acquisition.

4. Severability. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the cities, counties and states in the Geographic Area. It is the desire and intent of the Parties that these covenants shall be enforced to the fullest extent permissible under applicable law. If any portion of this Agreement is held to be invalid or unenforceable due to the unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for the greatest period of time and for the greatest geographical area as may be determined to be reasonable by a court of competent jurisdiction and shall be enforced accordingly. If any other portion of this Agreement is held to be invalid or unenforceable for reasons unrelated to the unreasonableness of time or geographical restrictions, such provisions shall be severed from this Agreement and the remaining covenants and restrictions or portions thereof shall remain in full force and effect.

5. Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing, specifying such

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modification, waiver or discharge, and signed by Seller and Purchaser. No waiver by any party of any breach of, or compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

6. Injunctive Relief. It is expressly agreed between the Parties that monetary damages would be inadequate to compensate Purchaser for any breach by Seller of the covenants and obligations set forth in this Agreement. Accordingly, Seller agrees and acknowledges that any such breach or threatened breach may cause irreparable injury to Purchaser, and that, in addition to any other remedies at law or in equity which may be available, Purchaser shall be entitled to obtain preliminary and permanent injunctive relief against any breach or threatened breach of this Agreement or the continuation of any such breach by Seller, without the necessity of proving actual damages.

7. Assignability. Seller’s obligations under this Agreement are personal in nature and may not be assigned or transferred; provided, however, that Purchaser may assign this Agreement to any affiliate or other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of Purchaser. In the event Purchaser shall transfer or assign this Agreement to a third party, such transferee or assignee shall be entitled to enforce this Agreement in full, including, without limitation, the noncompetition provisions contained herein.

8. Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois.

9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) five business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one business day after being sent by commercial overnight courier service; or (iv) one business day after transmission, if sent via facsimile with confirmation of receipt to the Parties at the addresses following their signatures to this Agreement (or at such other address for a party as shall be specified upon like notice). Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended; provided, however, that if such receipt is on a day that is not a business day, such notice or other communication shall be deemed to have been duly given on the next business day following such receipt.

10. Entire Agreement. This Agreement and the Acquisition Agreement constitute the entire agreement between the Parties concerning the matters set forth in this Agreement, and no representations, warranties or inducements, express or implied, have been made by either Party to the other except as set forth in this Agreement and the Acquisition Agreement. This Agreement may not be amended, modified, altered or supplemented, other than by means of a written instrument, specifying such amendment, modification, alternation or supplement, duly executed and delivered on behalf of Seller and Purchaser (or any permitted successors or assigns).

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11. Counterparts. This Agreement may be executed by facsimile and in counterpart copies, all of which when taken together shall be deemed to constitute one and the same instrument.

12. Nonexclusivity. The rights and remedies of Purchaser hereunder are not exclusive of, or limited by, any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser hereunder, and the obligations and liabilities of Seller hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the laws of unfair competition, laws relating to misappropriation of trade secrets, other laws and common law requirements and all related rules and regulations, in each case to the extent applicable to any action or inaction of Seller hereunder.

13. Construction. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

14. Consideration. Seller hereby acknowledges and agrees that $50,000 of the Purchase Price set forth in Article II of the Acquisition Agreement is attributable to the execution, delivery and performance of this Agreement and is reflected in the portion of the consideration to be received by Seller in the Acquisition.

Signature page follows.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

NEWGISTICS, INC.

By:
Michael J. Twomey
Chief Financial Officer

SELLER:

Name: David Plemons

Signature Page to Non-Competition And Non-Solicitation Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

NEWGISTICS, INC.

By:
Michael J. Twomey
Chief Financial Officer

SELLER:

Name: Daneen Plemons

Signature Page to Non-Competition And Non-Solicitation Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

NEWGISTICS, INC.

By:
Michael J. Twomey
Chief Financial Officer

SELLER:

Name: Scott Klinkerfues

Signature Page to Non-Competition And Non-Solicitation Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

NEWGISTICS, INC.

By:
Michael J. Twomey
Chief Financial Officer

SELLER:

Name: Nancy Klinkerfues

Signature Page to Non-Competition And Non-Solicitation Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

NEWGISTICS, INC.

By:
Michael J. Twomey
Chief Financial Officer

SELLER:

Name:

Signature Page to Non-Competition And Non-Solicitation Agreement

EXHIBIT E

LEASE INDEMNIFICATION AGREEMENT

THIS LEASE INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2007, by and between Newgistics, Inc., a Delaware corporation (the “Company”), and each of David Plemons, Daneen Plemons, Scott Klinkerfues and Nancy Klinkerfues (together, the “Indemnitees”).

RECITALS:

WHEREAS, the Indemnitees and the Company have entered into that certain Acquisition Agreement by and between the Company, Cornerstone Logistic Services, Inc., an Illinois corporation (“Cornerstone”), and the Indemnitees dated as of the date hereof (the “Acquisition Agreement”);

WHEREAS, the Indemnitees are parties to that certain Commercial Single – Tenant – Triple – Net Lease Agreement by and between Cornerstone and 619 11th Street Trust, Landlord, dated as of December 28, 2004 (the “Lease”), as guarantors of Cornerstone’s obligations thereunder; and

WHEREAS, pursuant to the Acquisition Agreement, the Company has agreed to use commercially reasonably efforts to replace the Indemnitees as guarantors under the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to indemnify and hold each Indemnitee harmless against any and all claims, liabilities, losses, costs or expenses (including reasonable attorneys’ fees and costs) that might hereafter be asserted against such Indemnitee arising out of or relating to Indemnitee’s guaranty under the Lease.

2. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance expenses to any Indemnitee with respect to (i) any claims initiated or brought voluntarily by Indemnitee against the landlord or other Indemnitees or (ii) any claims relating to any breaches of representations or warranties made by Cornerstone or an Indemnitee under the Lease prior to the date hereof.

3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

4. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives.

5. Notice. All notices and other communications required or permitted hereunder shall be made as provided for pursuant to Section 8.1 of the Acquisition Agreement.

6. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence)

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are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

7. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Illinois, as applied to contracts between Illinois residents, entered into and to be performed entirely within the State of Illinois, without regard to the conflict of laws principles thereof.

8. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

Signature Page Follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY:

NEWGISTICS, INC.

By:
Michael J. Twomey
Chief Financial Officer

INDEMNITEES:

David Plemons

Scott Klinkerfues

Daneen Plemons

Nancy Klinkerfues

SIGNATURE PAGE TO LEASE INDEMNIFICATION AGREEMENT